Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MARQUEE HOLDINGS INC.

Marquee Holdings  Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is Marquee Holdings Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 16, 2004 under the name “Marquee Holdings Inc.”  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 21, 2004 and was amended on December 22, 2004. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on January 25, 2006.

SECOND: This Third Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law and amends and restates the provisions of the existing Second Amended and Restated Certificate of Incorporation of the Corporation.

THIRD:  The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I
NAME

The name of the Corporation is AMC Entertainment Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

A.            The total number of shares of capital stock that the Corporation has authority to issue is 600 million shares, consisting of (i) 500 million shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 100 million shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

B.            The Board of Directors is hereby expressly authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock and to determine, with respect to each such series, the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

C.            The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

D.            Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, stockholders shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

E.             Subject to applicable law and rights, if any, of the holders of any outstanding shares of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

F.             Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders in proportion to the number of shares held by them.

G.            This Amended and Restated Certificate of Incorporation shall become effective at 5:00 P.M. Eastern Time on the date of the filing of this Amended and Restated Certificate of Incorporation in accordance with the DGCL (such time of effectiveness, the “Effective Time”). Upon the Effective Time, each share of Class A Common Stock, par value $0.01 per share (“Class A Stock”), Class L Common Stock, par value $0.01 per share (“Class L Stock”), Class N Common Stock, par value $0.01 per share (“Class N Stock”) and Residual Common Stock, par value $0.01 per share (“Residual Stock” and, together with the Class A Stock, Class L Stock and Class N Stock, “Old Common Stock”), if any, of the Corporation issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 114 validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Corporation (“New Common Stock”).

H.            Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of shares of New Common Stock and the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share, the Corporation shall pay to the Corporation’s transfer agent (the “Transfer Agent”) or its nominees as soon as practicable after the Effective Time, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the stock split, the amount equal to the fair market value of the aggregate of all fractional shares otherwise issuable (the “Fractional Share Amount”). The fair market value shall be determined based upon the price that would be paid by a willing buyer of the assets or shares at issue, in a sale process designed to attract all possible participants and to maximize value. The determination of fair market value shall be made by the Board of Directors.

I.              After the Effective Time and the receipt of payment by the Corporation of the Fractional Share Amount, the Transfer Agent shall pay to the stockholders entitled to a fraction of a share their pro rata share of the Fractional Share Amount upon surrender of their Old Certificates. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by Old Certificates surrendered. In the event that the holder surrenders Old Certificates after the Effective Time but prior to the date on which the Fractional Share Amount is determined and paid to the Transfer Agent, the Transfer Agent shall carry forward any fractional share of such holder until the Fractional Share Amount is paid to the Transfer Agent. In the event that the Corporation’s Transfer Agent determines that a holder of Old Certificates has not tendered all of his certificates for exchange the Transfer Agent shall carry forward any fractional share until all certificates of the holder have been presented for exchange so that the payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable.

ARTICLE V
BOARD OF DIRECTORS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

A.            The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s initial term will expire at the first annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified; provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

B.            The numbers of directors shall be no less than seven and no more than 15. Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation within the limitations specified in the preceding sentence shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors (subject to the requirements of the Stockholders Agreement).

C.            Subject to this Article V, the election of directors may be conducted in any manner approved by the officer of the Corporation presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.

D.            Except as otherwise provided in the Stockholders Agreement, any or all directors of the Corporation (other than the directors, if any, elected by the holders of any series of Preferred Stock, voting separately as one or more series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

E.             Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by the Stockholders Agreement, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

F.             All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Third Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.

G.            The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the bylaws of the Corporation; provided that the Board of Directors shall not adopt, amend, alter or repeal the bylaws of the Corporation if any such action or the effects thereof would be inconsistent with the terms of the Stockholders Agreement.

ARTICLE VI
ACTION BY STOCKHOLDERS

A.            Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that if at any time the Investors together with the Other AMC Investors no longer are the beneficial owners, in the aggregate, of at least 50.1% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, then any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may no longer be effected by any consent in writing.

B.            Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time pursuant to a resolution of the Board of Directors (and the Chairman of the Board of Directors, the Chief Executive Officer or Secretary of the Corporation shall call the meeting pursuant to such resolution), and special meetings of stockholders of the Corporation may not be called by any other person or persons.

C.            The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the bylaws of the Corporation. Meetings of stockholders may be held within or outside the state of Delaware, as the bylaws of the Corporation may provide.

ARTICLE VII
CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and any Investor, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of the Investors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII. Neither the alteration, amendment or repeal of this Article VII nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article VII shall eliminate or reduce the effect of this Article VII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE VIII
INDEMNIFICATION; LIMITATION OF LIABILITY

A.            The personal liability of the directors for monetary damages for breach of fiduciary duty as a director of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

B.            Each person who was or is a party or is made a party, threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (any such person, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer or representative or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, if the DGCL requires, the payment of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such person to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified under this Article VIII or otherwise. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article VIII shall be on the Corporation. The Corporation may, by action of the Board, provide indemnification to employees and/or agents with the same scope and effect as the foregoing indemnification of directors and officers. Notwithstanding anything to the contrary in this Article VIII and except as provided in Section (C) of this Article VIII with respect to Proceedings to enforce rights to indemnification, the Corporation shall not be required to indemnify any Indemnitee against expenses incurred in connection with a Proceeding (or part thereof) initiated by such Indemnitee unless the initiation of the Proceeding (or part thereof) was approved by the Board of Directors.

C.            If a claim under this Article VIII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful, in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee had not met the applicable standard of conduct.

D.            Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an Indemnitee or his or her successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

E.             The rights conferred by this Article VIII shall not be exclusive of any other right which such Indemnitees may have or hereafter acquire under any statute, provision, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

F.             The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, or representative against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the DGCL.

ARTICLE IX
DEFINITIONS

For purposes of this Third Amended and Restated Certificate of Incorporation:

A.            “affiliate” has the same meaning given to that term under Rule 12b-2 promulgated under the Exchange Act.

B.            “Affiliated Fund” means, with respect to any entity, an investment fund that is an affiliate of such entity (including entities investing solely on behalf of the Investor or such fund) or an entity that is directly or indirectly wholly-owned by such Investor or one or more of such funds (other than a portfolio company of any such fund).

C.            “Apollo Investors” means Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG, and any of their respective Affiliated Funds.

D.            “Bain Investors” means Bain Capital (Loews) I, L.L.C., Bain Capital AIV (Loews) II, L.P., and any of their respective Affiliated Funds.

E.             “Carlyle Investors” means Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P. and any of their respective Affiliated Funds.

F.             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

G.            “Investors” means  each of the JPMP Investors, the Apollo Investors, the Carlyle Investors, the Bain Investors and the Spectrum Investors.

H.            “JPMP Investors” means J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors Cayman, L.P., J.P. Morgan Partners Global Investors Cayman II, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., AMCE (Scarlett), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., J.P. Morgan Partners Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., J.P. Morgan Partners (BHCA), L.P., and any of their respective Affiliated Funds.

I.              “Other AMC Investors” means the entities listed on Schedule 1 to the Stockholders Agreement, other than the Investors.

J.             “Spectrum Investors” means Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P., Spectrum IV Investment Managers’ Fund, L.P., and any of their respective Affiliated Funds.

K.            “Stockholders Agreement” means the Stockholders Agreement, dated as of [                 ], 2007, as amended from time to time, among the Corporation, the Investors and other parties thereto.

ARTICLE X
AMENDMENT

A.            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that the Board of Directors shall not take any such action if such action or the effects thereof would be inconsistent with the terms of the Stockholders Agreement.

B.            In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to adopt, amend or repeal the bylaws of the Corporation; provided that the Board of Directors shall not take any such action if such action or the effects thereof would be inconsistent with the terms of the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Certificate of Incorporation to be executed by [                          ], this [       ] day of [           ], 2007.

MARQUEE HOLDINGS INC.

By:
Name:
Title: